Exhibit 4.9

SECOND AMENDED AND RESTATED
MANAGEMENT EQUITY AGREEMENT

THIS SECOND AMENDED AND RESTATED MANAGEMENT EQUITY AGREEMENT (this “Agreement”) is made as of March 9, 2007 and effective as of the date that the Company (as hereinafter defined) is admitted for Listing with the Irish Stock Exchange (the date of admission, the “Effective Date”), among Smurfit Kappa Public Limited Company, a public limited company organized under the laws of Ireland (the “Company”), and each of the executives that become party hereto from time to time pursuant to the Management Equity Plan (as hereinafter defined) by executing a signature page to be attached hereto or is otherwise party to this Agreement by way of signature to a Prior Agreement (each, an “Executive”).

Each of the Executives party hereto has previously acquired Class A Convertible Shares, Class B Convertible Shares, Class C Convertible Shares and Ordinary Shares, which had the rights and privileges set forth in the Company’s Articles of Association and that certain Management Equity Agreement, dated as of February 6, 2004 (as amended from time, the “First Prior Agreement”).

SKG is party to that certain Share Purchase Agreement, dated as of November 23, 2005, by and among Smurfit Kappa Group Limited (formerly JSG Packaging Limited), JSG Acquisitions, Smurfit Kappa Feeder G.P. Limited (in its capacity as general partner of Smurfit Kappa Feeder Limited) (the “Kappa Investor”) and certain other Persons party thereto, pursuant to which a Subsidiary of the Company acquired, on December 1, 2005 (the “Kappa Completion Date”), all of the issued share capital of Kappa Holding B.V. (as amended from time to time, the “Kappa Purchase Agreement”).  At or after the Kappa Completion Date, (i) each Ordinary Share issued to Executives was reclassified to a Class A Ordinary Share, (ii) certain Executives (including certain Electing Executives) exchanged Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares for, respectively, Class E Convertible Shares, Class F Convertible Shares and Class G Convertible Shares, each of which, upon vesting, converted into one Class D Convertible Share, and upon payment of the Class D Conversion Price applicable thereto, into one Class A Ordinary Share, (iii) certain Electing Executives acquired Class H Convertible Shares, each of which, upon vesting, converted into one Class I Convertible Share, and upon payment of the Class I Conversion Price applicable thereto, into one Class B Ordinary Share, and (iv) the First Prior Agreement was amended and restated in the form that certain Amended and Restated Management Equity Agreement, dated as of December 1, 2005, by and among Smurfit Kappa Group Limited (“SKG”), certain Executives, the Kappa Investor and the MDCP Co-Investors (the “Second Prior Agreement”, and together with the First Prior Agreement, the “Prior Agreements”).

As of the date of this Agreement, no Class I Convertible Shares have been issued by the Company.

In connection with an exchange offer for the share capital, and rights to acquire share capital, of SKG completed by the Company, the Company assumed all rights and obligations of

SKG under the Second Prior Agreement (and such Second Prior Agreement, after such assignment, is still referred to as the Second Prior Agreement for all purposes hereof).

In connection with the Company’s initial Listing, it is expected that (i) certain Class A Convertible Shares, Class B Convertible Shares, Class C Convertible Shares, Class E Convertible Shares, Class F Convertible Shares, and Class G Convertible Shares will vest and automatically convert into Class D Convertible Shares, (ii) certain Class H Convertible Shares will vest and automatically convert into Class I Convertible Shares, (iii) Class A Convertible Shares, Class B Convertible Shares, Class C Convertible Shares, Class E Convertible Shares, Class F Convertible Shares, Class G Convertible Shares and Class H Convertible Shares that did not vest on or prior to the Listing will convert into Class A1 Convertible Shares, Class A2 Convertible Shares and Class A3 Convertible Shares, (iv) all Class A Ordinary Shares and Class B Ordinary Shares will be reclassified as Ordinary Shares, (v) each Class I Convertible Share will be reclassified as a Class D Convertible Share, and (vi) each Class D Convertible Share issued and outstanding as of the time of the Listing or that becomes issued and outstanding after the Listing as a result of vesting of any Class A1 Convertible Share, Class A2 Convertible Share and/or Class A3 Convertible Share shall, upon payment of the Class D Conversion Price convert into one Ordinary Share.

The Convertible Shares and Ordinary Shares owned by an Executive, together with the Convertible Shares to be acquired by an Executive hereunder, are subject to the Company’s 2007 Management Equity Plan, a copy of which is attached as Annex A hereto (as amended from time to time in accordance with its terms, the “Management Equity Plan”).  Capitalized terms not otherwise defined herein have the meanings set forth in paragraph 7 of this Agreement.

The parties hereto agree as follows:

1.             Family Member.  In event that any Ordinary Shares or Convertible Shares of the Company are held by any Family Member (including as a result of transfer after the date hereof), the rights, obligations, restrictions and conditions applicable to Executive Stock pursuant to this Agreement will be applicable to shares of such Executive Stock issued to or held by any Family Member as if held by such Executive and the issue or transfer to such Family Member shall be conditional upon such Family Member having agreed in writing to be bound by the provisions of this Agreement.

2.             Conversion Rules Regarding Convertible Shares.

(a)           Convertibility of Class A1 Convertible Shares, Class A2 Convertible Shares, and Class A3 Convertible Shares.  Each Class A1 Convertible Share, each Class A2 Convertible Share, and each Class A3 Convertible Share will automatically convert into one Class D Convertible Share in accordance with this Agreement once it has fully vested.

(b)           Vesting.

(i)       Subject to paragraph 2(c), each Executive’s Class A1 Convertible Shares, Class A2 Convertible Shares and Class A3 Convertible Shares shall become vested in accordance with the following schedule, if, but only if, as of each such date such Executive is and has continued since the Effective Date to be employed by or to serve as an officer or director for the Company and its Subsidiaries:

Class of Convertible Shares	Date of Vesting

Class A1 Convertible Shares	First Anniversary of Effective Time

Class A2 Convertible Shares	Second Anniversary of Effective Time

Class A3 Convertible Shares	Third Anniversary of Effective Time

None of an Executive’s Class A1 Convertible Shares, Class A2 Convertible Shares or Class A3 Convertible Shares shall become vested if such Executive ceases to be employed by, or to serve as an officer or director for, the Company or its Subsidiaries prior to the first anniversary of the Effective Time.  None of an Executive’s Class A2 Convertible Shares or Class A3 Convertible Shares shall become vested if such Executive ceases to be employed by, or to serve as an officer or director for, the Company or its Subsidiaries prior to the second anniversary of the Effective Time.  None of an Executive’s Class A3 Convertible Shares shall become vested if such Executive ceases to be employed by, or to serve as an officer or director for, the Company or its Subsidiaries prior to the third anniversary of the Effective Time.    Notwithstanding the foregoing, (i) upon the retirement at (with the consent of the Company) or after the Effective Time, from the Company and its Subsidiaries of an Executive who has achieved age 65 at or after the Effective Time, all of an Executive’s Class A1 Convertible Shares, Class A2 Convertible Shares and Class A3 Convertible Shares which have not previously vested shall vest upon such retirement and convert into an equal number of Class D Convertible Shares and (ii) upon the occurrence of a Sale of the Company after the Effective Time, all of an Executive’s Class A1 Convertible Shares, Class A2 Convertible Shares and Class A3 Convertible Shares which have not previously vested shall become vested and shall convert to an equal number of Class D Convertible Shares upon the occurrence of such event; provided that no Class A1 Convertible Shares, Class A2 Convertible Shares and/or Class A3 Convertible Shares shall vest for any Executive (or Executive’s transferees) upon the occurrence of a Sale of the Company after the Effective Time if the Executive holding such Class A Convertible Shares or from whom the Class A Convertible Shares were transferred is no longer employed by, or no longer serves as an officer or director for, the Company and its Subsidiaries as of the date of the occurrence of the Sale of the Company.

(ii)    Notwithstanding the provisions of paragraph (i) foregoing, as a condition to accelerated vesting of such Executive’s Class A1 Convertible Shares, Class A2 Convertible Shares and/or Class A3 Convertible Shares in connection with a Sale of the Company, such Executive shall, if requested by the purchaser of the Company and for no additional consideration therefor, agree to continued employment for up to 12 months following such Sale of the Company so long as such Executive’s compensation package and job description immediately following such Sale of the Company is substantially similar with respect to remuneration (other than with respect to equity participation), scope of duties, responsibility and job location to such Executive’s compensation package and job description immediately prior to such event.

(iii)   In addition to the vesting otherwise herein described, all or any portion of the Class A1 Convertible Shares, Class A2 Convertible Shares, and Class A3 Convertible Shares may be vested in the discretion of the Board exercised at any time.

(c)           Effect of Termination on Vesting.  If at any time for any reason an Executive is no longer an employee of the Company or any of its Subsidiaries and also is no longer a director of the Company or any of its Subsidiaries, such Executive’s Class A1 Convertible Shares, Class A2 Convertible Shares and Class A3 Convertible Shares shall be vested and fully convertible with respect to that portion of such Executive’s Class A1 Convertible Shares, Class A2 Convertible Shares and Class A3 Convertible Shares that were vested and convertible on the date of such termination (such Executive’s “Termination Date”), and, unless otherwise determined by the Board, any portion of such Executive’s Class A1 Convertible Shares, Class A2 Convertible Shares and Class A3 Convertible Shares that were not vested and convertible as of such Executive’s Termination Date shall not vest from and after the Termination Date and shall not be convertible into Class D Convertible Shares from and after the Termination Date.

(d)           Conversion Procedures for Class D Convertible Shares.  An Executive may, upon payment in full in cash of the Class D Conversion Price per share, convert all or any portion of his or her outstanding Class D Convertible Shares (whether such Class D Convertible Shares are outstanding as of the Effective Time or otherwise are outstanding as a result of Class A1 Convertible Shares, Class A2 Convertible Shares and/or Class A3 Convertible Shares) into Ordinary Shares at any time and from time to time.  As a condition to any conversion of any Class D Convertible Shares, such Executive shall provide the Company with such evidence, representations, agreements or assurances as required by the Management Equity Plan.  An Executive shall effect conversion of his Class D Convertible Shares into Ordinary Shares by delivering (i) written notice of such conversion to the Company (to the attention of the Company’s Chief Executive Officer or Secretary), together with such Executive’s written acknowledgment that he or she has read and has been afforded an opportunity to ask questions to the management of the Company regarding all financial and other information provided to or requested by such Executive regarding the Company and (ii) payment of an amount equal to the product of (A) the Class D Conversion Price per share multiplied by (B) the number of Ordinary Shares to be acquired upon such conversion.  Payment of the conversion price for Class D Convertible Shares shall be made in cash (including check, bank draft or money order) or, in the sole discretion of the Board, by delivery of a promissory note (if in accordance with policies approved by the Board).  No Class D Convertible Share shall be convertible into an Ordinary

Share after the seventh anniversary of the Underlying Date of Issuance.  When used herein, the “Underlying Date of Issuance” means (i) with respect to any Class D Convertible Share issued upon conversion of a Class A Convertible Share, Class B Convertible Share or Class C Convertible Share, the date of issuance for such Class A Convertible Share, Class B Convertible Share or Class C Convertible Share, as applicable (or in the event that such Class A Convertible Share, Class  B Convertible Share or Class C Convertible Share was issued in exchange for a Convertible Share of Jefferson Smurfit Group Limited, the date of issuance of such Convertible Share of Jefferson Smurfit Group Limited), (ii) with respect to any Class D Convertible Share issued upon conversion of a Class E Convertible Share, Class F Convertible Share, or Class G Convertible Share that was received in exchange for Class A Convertible Share, Class B Convertible Share and/or Class C Convertible Share, the Kappa Completion Date, (iii) with respect to any Class D Convertible Share issued upon conversion of a Class E Convertible Share, Class F Convertible Share or Class G Convertible Share otherwise issued by the Company, the date of issuance of such Class E Convertible Share, Class F Convertible Share or Class G Convertible Share, (iv) with respect to any Class D Convertible Share arising on the reclassification of a Class I Convertible Share which, in turn, was issued upon conversion of a Class H Convertible Share issued on or prior to the Kappa Completion Date, the Kappa Completion Date, (v) with respect to any Class I Convertible Share issued upon conversion of a Class H Convertible Share issued after the Kappa Completion Date, the date of issuance of such Class H Convertible Share, and (vi) with respect to any Class D Convertible Share issued upon conversion of Class A1 Convertible Share, Class A2 Convertible Share or Class A3 Convertible Share, the date of issuance for the Class A1 Convertible Share, the Class A2 Convertible Share, or the Class A3 Convertible Share from which such Class D Convertible Share has been converted.

3.             Representations and Warranties: Acknowledgments.

(a)           In connection with the purchase and sale of Executive Stock, each Executive represents and warrants as follows:

(i)         Executive Stock shall not be disposed of in contravention of applicable securities laws.

(ii)        Such Executive is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Executive Stock.

(iii)       Such Executive is able to bear the economic risk of such Executive’s investment in Executive Stock acquired hereunder for an indefinite period of time and acknowledges that the Executive Stock may not be sold in contravention of applicable securities laws.

(iv)      This Agreement constitutes the legal, valid and binding obligation of such Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by such Executive do not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Executive is a party or any judgment, order or decree to which such Executive is subject.

(v)       Any such Executive (or a Family Member of such Electing Executive) is the beneficial owner of all of the Class A Convertible Shares, Class B Convertible Shares, Class C Convertible Shares, Class E Convertible Shares, Class F Convertible Shares and Class G Convertible Shares of the Company being converted hereunder free and clear of all liens, encumbrances, charges, security interests, or restrictions on transfer and, as applicable, such Electing Executive has received for the benefit of the Company an agreement of such Family Member to the conversion of such Class A Convertible Shares, Class B Convertible Shares, Class C Convertible Shares, Class E Convertible Shares, Class F Convertible Shares and Class G Convertible Shares as herein provided and the agreement of such Family Member to be bound by this Agreement.

(b)           As an inducement to the Company to enter into this Agreement, and as a condition thereto, each such Executive acknowledges and agrees that:

(i)         neither the issuance of the Executive Stock to such Executive nor any provision contained herein shall entitle such Executive to remain in the employment of, or to serve as an officer or director to, the Group Companies or affect the right of the Company to terminate such Executive’s employment or service as an officer, or director at any time;

(ii)        this Agreement and the Management Equity Plan shall not form part of any contract of employment or contract for services between the Company or any Subsidiary and each Executive;

(iii)       the benefit to each Executive of participation in this Agreement and the Management Equity Plan shall not form any part of his remuneration or count as his remuneration for any purpose and shall not be pensionable;

(iv)      if an Executive ceases to be employed by the Company or any Subsidiary, he shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under this Agreement and the Management Equity Plan whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise; and

(v)       the Company shall have no duty or obligation to disclose to such Executive, and such Executive shall have no right to be advised of, any material information regarding the Company and its Subsidiaries at any time prior to, upon or in connection with the repurchase of Executive Stock upon the termination of such Executive’s employment with the Company and its Subsidiaries, the transfer of Executive Stock, the conversion of a Convertible Share granted hereunder or as otherwise provided hereunder.

4.             Redemption Option.

(a)           In the event (i) any Executive ceases to be employed by, or to serve as an officer, or director for, the Company or its Subsidiaries for any reason or, (ii) a Corporate Family

Member of an Executive ceases for any reason to be a Corporate Family Member of such Executive and thereafter fails to comply with the requirements of paragraph 4(f) hereof, or (iii) any Corporate Family Member of an Executive shall fail to comply with any requirement made pursuant to paragraph 4(g) hereof (any such event being in respect of such Executive or Corporate Family Member, his or its “Termination”), all of the Redeemable Stock held by such Executive or, as the case may be, such Corporate Family Member (whether held by such Executive or Corporate Family Member or one or more of such Executive’s transferees) may be redeemed or purchased by the Company pursuant to the terms and conditions set forth in this paragraph 4 (the “Redemption Option”).  For the avoidance of doubt, Class D Convertible Shares, Class I Convertible Shares and Ordinary Shares are not subject to redemption or purchase pursuant to this paragraph 4 or otherwise.

(b)           In the case of any Termination, the purchase price for each Class A1 Convertible Share, Class A2 Convertible Share, and Class A3 Convertible Share shall be such Executive’s Original Cost for such share.

(c)           The Company may elect to redeem or purchase all or any portion of an Executive’s Redeemable Stock by delivering written notice (the “Redemption Notice”) to the holder or holders of such Executive’s Redeemable Stock within 90 days after such Executive’s Termination (180 days in the case of such Executive’s Termination upon death or disability).  The Redemption Notice shall set forth the number of shares of Redeemable Stock to be acquired from each holder of such Executive’s Redeemable Stock, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction.  The number of shares to be redeemed or purchased by the Company shall first be satisfied to the extent possible from the shares of Redeemable Stock held by such Executive at the time of delivery of the Redemption Notice.  If the number of shares of Redeemable Stock then held by such Executive is less than the total number of shares of Redeemable Stock the Company has elected to redeem or purchase, the Company shall purchase the remaining shares elected to be redeemed or purchased from the other holder(s) of such Executive’s Redeemable Stock under this Agreement, pro rata according to the number of shares of such Executive’s Redeemable Stock held by such other holder(s) at the time of delivery of such Redemption Notice (determined as close as practicable to the nearest whole shares).  The number of shares of Redeemable Stock to be purchased hereunder shall be allocated among such Executive and the other holders of such Executive’s Redeemable Stock (if any) pro rata according to the number of shares of such Executive’s Redeemable Stock to be purchased from such persons.

(d)           The closing of the purchase and sale of the Redeemable Stock pursuant to the Repurchase Option shall take place on the date designated by the Company in the Redemption Notice, which date shall not be more than 60 days nor less than five days after the delivery of the later of either such notice to be delivered.  The Company shall pay for the Redeemable Stock to be purchased pursuant to the Redemption Option by delivery of a check or wire transfer of funds in the aggregate amount of the purchase price for such shares.  The purchasers of Redeemable Stock hereunder shall be entitled to receive customary representations and warranties from the sellers regarding the sellers’ good title to such shares free and clear of any liens or encumbrances).

(e)           In the event that the Company elects to exercise rights to redeem or purchase Redeemable Stock pursuant to this paragraph 4, the Company shall make all Redeemable Stock acquired pursuant to this paragraph 4 available for sale to any member of the Company’s management approved in accordance with the Management Equity Plan as promptly as practicable after a transferee has been identified in accordance with the Management Equity Plan; provided that the obligations of the Company pursuant to this paragraph 4(e) shall be subject to the management member so identified purchasing the Class A1 Convertible Shares, Class A2 Convertible Shares, and Class A3 Convertible Shares at the same price, in the same manner and on the same terms on which the Company acquired the Redeemable Stock.

(f)            If any Corporate Family Member shall cease to be a Corporate Family Member of an Executive, it shall be required forthwith to notify the Company of the fact and the manner of such cessation and within 30 days thereafter to transfer all Executive Stock held by it to such Executive and/or his Family Members.

(g)           The Company shall be entitled at any time to require any Corporate Family Member to procure the certification to the Company of the persons owning the voting shares of such Corporate Family Member and of the manner in which appointments of its directors are controlled, and of the beneficial ownership of all shares of such Corporate Family Member entitled to all of the capital, dividend and other economic interests therein, and to require that such certification shall be supported by appropriate opinions and/or declarations of counsel and directors of such Corporate Family Member.

(h)           If any Corporate Family Member shall fail to comply with a requirement of the Company made hereunder to the reasonable satisfaction of the Company and within a period reasonably specified by the Company for compliance, the Company shall be entitled by 30 days notice in writing to such Corporate Family Member to declare that unless it shall have complied with such requirement to the Company’s reasonable satisfaction within the period of such notice, it shall thereupon cease to be a Corporate Family Member and sub-paragraph (h) of this paragraph 4 shall thereupon have effect.

5.             Restrictions on Transfer.

(a)           Transfer of Executive Stock.  No Executive shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a “Transfer”) any interest in any Class A1 Convertible Shares, Class A2 Convertible Shares, Class A3 Convertible Shares, Class D Convertible Shares, Class I Convertible Shares and/or Ordinary Shares, except pursuant to the provisions of paragraph 4 hereof, this paragraph 5 or in connection with a Sale of the Company, unless otherwise agreed to by the Company.

(b)           Certain Permitted Transfers.  The restrictions contained in this paragraph 5 shall not apply with respect to transfers of shares of Executive Stock (i) pursuant to applicable laws of descent and distribution, (ii) to an Executive’s Family Member, or (iii) to Corporate Family Members of such Executive; provided that such restrictions shall continue to be applicable to shares of such Executive Stock after any such transfer and the transferees of such Executive Stock shall have agreed in writing to be bound by the provisions of this Agreement.

(c)           Termination of Restrictions.

(i)            The restrictions on Transfer and holding of shares of Executive Stock set forth in this paragraph 5 shall continue with respect to each share of Executive Stock following any Transfer thereof.

(ii)           Notwithstanding any provision in this Agreement to the contrary, following the Effective Date, the restrictions on Transfer of Ordinary Shares set forth in this paragraph 5 shall terminate (A) with respect to Ordinary Shares purchased directly by an Executive (as opposed to issued upon conversion of Class D Convertible Shares and/or Class I Convertible Shares), as of the Effective Date, (B) with respect to Ordinary Shares issued upon conversion of Class D Convertible Shares that were issued upon conversion of Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares in equal tranches on each of December 31, 2005, December 31, 2006 and December 31, 2007, (C) with respect to Ordinary Shares issued upon conversion of Class D Convertible Shares and/or Class I Convertible Shares that were issued upon conversion of Class E Convertible Shares, Class F Convertible Shares, Class G Convertible Shares and/or Class H Convertible Shares, in equal tranches on December 31, 2008, December 31, 2009 and December 31, 2010, and (D) with respect to Ordinary Shares issued upon conversion of Class D Convertible Shares that were issued upon conversion of Class A1 Convertible Shares, Class A2 Convertible Shares and/or Class A3 Convertible Shares, upon issuance of such Ordinary Shares.

(iii)          The restrictions on Transfer and holding set forth in this paragraph 5 shall not terminate with respect to any Class A1 Convertible Shares, Class A2 Convertible Shares, Class A3 Convertible Shares, Class D Convertible Shares and Class I Convertible Shares (i.e., such shares shall not be transferable).

(iv)          The restrictions on Transfer and holding set forth in this paragraph 5 are in addition to any other restrictions to which an Executive has agreed or does agree, including the restrictions provided for in paragraph 6 hereof.

6.             Additional Restrictions on Transfer.  Notwithstanding paragraph 5 hereof, each holder of Executive Stock agrees not to effect any public sale or distribution of any Executive Stock or other equity securities of the Company, or any securities convertible into or exchangeable or exercisable for any of the Company’s equity securities, during the seven days prior to and the 180 days after the Effective Date.  Each Executive shall execute any lock-up or similar agreement required by the underwriters managing the Company’s initial Listing as long as such Listing is consistent with obligations of the Kappa Investor and the MDCP Co-Investors.

7.             Definitions.

(a)           “Affiliate” of any Person, means a Person controlling, controlled by or under common control with such Person.

(b)           “Associated Company” means any company having an Equity Share Capital of which not less than 20% in nominal value is beneficially owned by any Group Company.

(c)           “Class A Convertible Shares” has the meaning given to such term in the Company’s Articles of Association, as in effect immediately prior to the Effective Date.

(d)           “Class A Ordinary Shares” has the meaning given to such term in the Company’s Articles of Association, as in effect immediately prior to the Effective Date.

(e)           “Class A1 Convertible Shares” has the meaning given to such term in the Company’s Articles of Association, as in effect immediately after the Effective Date.

(f)            “Class A2 Convertible Shares” has the meaning given to such term in the Company’s Articles of Association, as in effect immediately after the Effective Date.

(g)           “Class A3 Convertible Shares” has the meaning given to such term in the Company’s Articles of Association, as in effect immediately after to the Effective Date.

(h)           “Class B Convertible Shares” has the meaning given to such term in the Company’s Articles of Association, as in effect immediately prior to the Effective Date.

(i)            “Class B Ordinary Shares” has the meaning given to such term in the Company’s Articles of Association, as in effect immediately prior to the Effective Date.

(j)            “Class C Convertible Shares” has the meaning given to such term in the Company’s Articles of Association, as in effect immediately prior to the Effective Date.

(k)           “Class D Conversion Price” means, with respect to any Class D Convertible Share, the fair market value of an Ordinary Share as of the date of issue of any Convertible Share which had converted into such Class D Convertible Share less the amount paid for the Convertible Share which had converted into such Class D Convertible Share; provided that, with respect to each Convertible Share issued on or prior to February 6, 2005 (which shall include Class E Convertible Shares, Class F Convertible Shares and Class G Convertible Shares issued after February 6, 2005 to the extent such shares were issued upon conversion of Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares issued prior to February 6, 2005), the “Class D Conversion Price” for the Class D Convertible Share issued upon conversion of such Convertible Share (a “Relevant Class D Convertible Share”) shall be €9.999 less an amount per Relevant Class D Convertible Share calculated according to the following formula:

€R =	RA + I + C
N + W

Where:

R	=	the amount of the reduction in Class D Conversion Price per Relevant Class D Convertible Share.

RA	=	being the “Reduction Amount”, or the amount paid to shareholders in the Reduction (the US Dollar portion of which shall be converted to Euro at theexchange rate prevailing on the date of conversion).

I	=

the aggregate amount of interest accrued or paid (including interest paid by capitalisation pursuant to the agreement relative thereto) to the date upon which R is to be determined by the Company’s subsidiary, JSG Holdings plc, with respect to the indebtedness incurred by it on or prior to the date of the Reduction, for the purposes of on-lending to SKG to fund the Reduction Amount and of meeting related costs (the “HYD Offering”).

C	=	the aggregate costs and fees incurred by SKG and JSG Holdings plc to underwriters, financial advisers and legal counsel in connection with the HYD Offering.

N	=	the number of Ordinary Shares in issue at the date of the Reduction.

W	=	the number of Ordinary Shares issuable upon exercise of all Warrants of SKG outstanding at the date of the Reduction.

In no event shall the Class D Conversion Price be reduced to less than €0.

(l)            “Class D Convertible Shares” has the meaning given to such term in the Company’s Articles of Association, as in effect immediately prior to the Effective Date.

(m)          “Class E Convertible Shares” has the meaning given to such term in the Company’s Articles of Association, as in effect immediately prior to the Effective Date.

(n)           “Class F Convertible Shares” has the meaning given to such term in the Company’s Articles of Association, as in effect immediately prior to the Effective Date.

(o)           “Class G Convertible Shares” has the meaning given to such term in the Company’s Articles of Association, as in effect immediately prior to the Effective Date.

(p)           “Class H Convertible Shares” has the meaning given to such term in the Company’s Articles of Association, as in effect immediately prior to the Effective Date.

(q)           “Class I Convertible Shares” has the meaning given to such term in the Company’s Articles of Association, as in effect immediately prior to the Effective Date.

(r)            “Convertible Shares” means each of the Class A Convertible Shares, Class A1 Convertible Shares, Class A2 Convertible Shares, Class A3 Convertible Shares, Class B Convertible Shares, Class C Convertible Shares, Class D Convertible Shares, Class E

Convertible Shares, Class F Convertible Shares, Class G Convertible Shares, Class H Convertible Shares, and Class I Convertible Shares.

(s)           “Corporate Family Member” in respect of each Executive, any corporate entity in respect of which (i) all of its issued voting shares; (ii) the right or power of appointment of all of its directors; and (iii) at least 85% of the entire economic interest therein (comprising shares entitling their owners to capital and dividends in and from such corporate entity) are respectively owned and held (either directly or through other Corporate Family Members) by such Executive and/or those Family Members of such Executive as are described in clause (i) of the definition of Family Member.

(t)            “Electing Executive” means each Executive that elected to, and did, exchange his or her Class A Convertible Shares, Class B Convertible Shares and Class C Convertible Shares for, respectively, Class E Convertible Shares, Class F Convertible Shares and Class G Convertible Shares.

(u)           “Equity Share Capital” shall have the meaning assigned in Section 155 of the Companies Act, 1963.

(v)           “Executive Stock” shall mean all Ordinary Shares issued or issuable hereunder or acquired hereinafter by any Executive (including any Ordinary Shares issued or issuable (either directly or indirectly) upon conversion of any Executive’s Convertible Shares) and Convertible Shares.  Executive Stock shall continue to be Executive Stock in the hands of any holder other than an Executive (except for the Company and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Executive Stock shall succeed to all rights and be subject to all and obligations attributable to an Executive as a holder of Executive Stock hereunder.  Executive Stock shall also include shares of the Company’s capital stock and other securities issued with respect to Executive Stock by way of a stock split, stock dividend or other recapitalization.

(w)          “Family Member” in respect of each Executive, (i) such Executive’s spouse, descendants (whether natural or adopted), siblings, siblings’ descendants and siblings’ spouses and any trust solely for the benefit of such Executive and/or such Executive’s spouse, descendants, siblings, siblings’ descendants and/or siblings’ spouses and (ii) Corporate Family Members of such Executive; provided that in respect of Dr. MW J. Smurfit, Mrs. Anne Smurfit (the widow of his deceased brother Jefferson Smurfit Junior) shall be deemed to be a sibling for all purposes of this Agreement; provided further that in respect of Mr. Frank Doyle, Ms. Catriona Moore shall be deemed to be his spouse for all purposes of this Agreement.

(x)            “5% Owner” means any Person that owns 5% or more of the Company’s Ordinary Shares on a fully-diluted basis.

(y)           “Group Companies” means the Company and its Subsidiaries and Associated Companies and “Group Company” means any of the Group Companies.

(z)            “Independent Third Party” means any Person who, immediately prior to the contemplated transaction, is not a 5% Owner, is not controlling, controlled by or under common control with any 5% Owner and is not the spouse or descendent (by birth or adoption) of any 5% Owner.

(aa)         “Kappa Acquisition” means the acquisition of Kappa effected by the Kappa Purchase Agreement.

(bb)         “Kappa Investor” means Smurfit Kappa Feeder G.P. Limited, acting in its capacity as general partner of, and on behalf of, Smurfit Kappa Feeder L.P., a limited partnership organized under the laws of Jersey.

(cc)         “Listing” means the admission of all or any part of any Ordinary Shares to the Official List of The Irish Stock Exchange Limited or the Official List of the FSA, and to trading on the market for listed securities of the London Stock Exchange or to trading on the Alternative Investment Market or the taking effect of any granting of permission to deal in the same on any recognized investment exchange (as that term is used in the Financial Services Act 1986) or the registration of all or any of any Common Equity Securities (or equivalent securities of any Subsidiary or American Depository Receipts with respect to any of the forgoing) on Form F-1, F-2 or F-3 (or any similar long-form or short-form registrations) pursuant to the United States Securities Act of 1933 (as amended) or any similar US federal law, or any similar listing or registration by the Company of any Ordinary Shares on the public stock exchange or securities market in any other jurisdiction.

(dd)         “Majority Holders” means holders of a majority of Convertible Shares (and Ordinary Shares issued upon conversion of Convertible Shares) then outstanding.

(ee)         “MDCP Co-Investors” means, collectively, MDCP IV Global Investments LP, MDCP III Global Investments LP, and MDSE III Global Investments LP.

(ff)           “Ordinary Shares” means Ordinary Shares of the Company and any other class of Ordinary Shares of the Company created after the date of this Agreement in accordance with the Articles of Association.

(gg)         “Original Cost” of each Class A1 Convertible Share, Class A2 Convertible Share and Class A3 Convertible Share issued to an Executive on or prior to the date of this Agreement (including pursuant to paragraph 1 hereof) shall be equal to €0.001, and for any Class A1 Convertible Share, Class A2 Convertible Share and/or Class A3 Convertible Share issued by the Company after the date hereof shall be the purchase price per share paid therefor as set forth on the signature page or joinder agreement executed by Executive and accepted by the Company, in each case as proportionately adjusted for all subsequent stock splits, stock dividends and other recapitalizations.

(hh)         “Permitted Transferee” means any holder of Executive Stock who acquired such stock pursuant to a transfer permitted by paragraph 5(b).

(ii)           “Person” means an individual, a partnership, a limited liability company an unlimited liability company, a company limited by guarantee, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(jj)           “Public Sale” means (x) any sale after a Listing in any European Union member state or (y) in the case of a Listing in the United States, any sale pursuant to a registered public offering under the Securities Act or any sale to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker.

(kk)         “Redeemable Stock” means Class A1 Convertible Shares, Class A2 Convertible Shares and Class A3 Convertible Shares.

(ll)           “Reduction” means the share capital reduction completed by the Company on February 21, 2005 pursuant to S.72, Companies Act 1963.

(mm)       “Sale of the Company” means the sale of the Company after the Effective Date to an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire (i) more than 50% of the voting power of the share capital of the Company or (ii) all or substantially all of the Company’s assets determined on a consolidated basis; provided that in no event shall a Sale of the Company be deemed to arise, in whole or in part, from completion of the Kappa Acquisition and completion of the transactions contemplated by the Kappa Purchase Agreement.

(nn)         “Securities Act” means the Securities Act of 1933, as amended.

(oo)         “Subsidiary”(pp)  means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, not less than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

8.             Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid) or sent by facsimile (hard copy to follow) to the recipient at the address or facsimile number indicated below:

To the Company:

c/o Smurfit Kappa Public Limited Company

Headquarters

Beech Hill

Clonskeagh

Dublin 4

Facsimile:        353-1-283-7113

With copies to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Telephone:            (312) 861-2000

Fax:         (312) 861-2200

Attn:       Richard J. Campbell

To Executive:

At the address listed below Executive’s signature on the signature page attached hereto.

or such other address or facsimile number or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending part.  Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the mail, two days after being sent by reputable overnight courier service (charges prepaid) or on the same day if received by facsimile during business hours on a business day (hard copy to follow).

9.      General Provisions.

(a)    Transfers in Violation of Agreement.  Any Transfer or attempted Transfer of any Executive Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Executive Stock as the owner of such stock for any purpose.

(b)    Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)    Complete Agreement.  This Agreement, those documents expressly referred to herein, the Company’s Articles of Association and, with respect to any employee party to such an employment letter, any employment letter between the Company or one of its Subsidiaries and an Executive embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, the Prior Agreement).  Notwithstanding the foregoing, (i) nothing herein shall be deemed to amend, supersede or preempt any agreement of an Executive made in any Acceptance Form included with that certain Exchange Offer information memorandum issued by SKG dated on or about January 19, 2004, including, without limitation, the power of attorney executed in connection therewith, (ii) nothing herein shall be deemed to amend, supersede or preempt any agreement of an Executive made in any Acceptance Form included with that certain Exchange Offer issued by the Company and dated January 26, 2007, including, without limitation, the power of attorney executed in connection therewith, and (iii) with respect to any individual party to any Prior Agreement that does not execute a counterpart to this Agreement to become party hereto as an Executive, if the amendments affected by this Agreement are not binding on such individual, such individual shall remain party to, and subject to the rights, benefits and obligations of, the Prior Agreements to which such Executive is party.

(d)     Counterparts.  This Agreement may be executed in separate counterparts (including by facsimile or electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)      Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by each Executive, the Company, the Investors and their respective successors and assigns (including subsequent holders of Executive Stock); provided that the rights and obligations of Executive under this Agreement shall not be assignable except in connection with a permitted transfer of Executive Stock hereunder.

(f)       Choice of Law.  This Agreement shall be governed by the internal law of Ireland.  Any suit or action brought against any Executive hereunder should be brought exclusively in the courts of Ireland (it being understood that, except as set forth in this sentence, nothing contained in this subparagraph (f) shall limit any party’s rights to bring any suit against any party (other than any Executive) or with respect to the subject matter hereof in any other jurisdiction); provided that in the case more than one Executive is bringing a claim against the Company on a set of related facts, all such claims shall be joined in a single proceeding in Ireland.

(g)      Remedies.  Each of the parties to this Agreement (including the Investors) shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to an court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h)      Amendment and Waiver.  The provisions of this Agreement may be amended and waived with respect to any Executive only with the prior written consent of the Company and the Majority Holders; provided that any such amendment or waiver that adversely discriminates against an Executive in a manner that is adversely disproportionate to such Executive relative to the Majority Holders shall be effective against such Executive only with the prior written consent of such Executive.

(i)       Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(j)       Rights of the Company.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate an Executive’s employment, or service as an officer or director at any time (with or without cause), nor confer upon any Executive any right to continue in the employ of, or to serve as an officer or director for, the Company for any period of time or to continue his or her present (or any other) rate of compensation, and in the event of his or her termination of employment or termination of his service as an officer, or director (including, but not limited to, termination by the Company without cause) any portion of such Executive’s Convertible Shares that were not previously vested and convertible shall be forfeited.  Nothing in this Agreement shall confer upon any Executive any right to be selected again as a Management Equity Plan participant.

(k)      Adjustments.  In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the Ordinary Shares, the Board may, in order to prevent the dilution or enlargement of rights granted hereunder, make such adjustments in the number and type of shares authorized by the Management Equity Plan, the number and type of shares in respect of which the Convertible Shares granted hereunder are convertible and the Conversion Price specified herein as may be determined to be appropriate and equitable.  Any such adjustment shall be subject to confirmation by the Company’s auditors.

(l)       Effectiveness.  This Agreement shall become effective, with respect to each Executive, upon the later of (i) execution and delivery of this Agreement by Persons party to the Second Prior Agreement necessary to cause the amendments to the Second Prior Agreement to be amended hereby and (ii) immediately prior to the Company’s initial Listing becoming effective, at which point the Second Prior Agreement shall be amended and restated in its entirety by this Agreement.  Notwithstanding the foregoing, in the event that the Company’s initial Listing has not become effective on or prior to December 31, 2007, the Second Prior Agreement shall remain in full force and effect and binding on the Company and the Executives.

(m)     Taxes. The Company shall be entitled, if necessary or desirable, to withhold (or secure or require payment from an Executive in lieu of withholding) the amount of any withholding or other tax due with respect to any amount payable and/or shares issuable under this Agreement or the Management Equity Plan, and the Company may defer any payment or issuance unless indemnified to its satisfaction with regard to any tax matter for the amounts payable or shares issuable.  Each Executive hereby indemnifies the Company for any tax, liability, loss, expense or penalty that the Company incurs as a result of an Executive not paying the aggregate taxes which an Executive is required to pay in respect of the Convertible Shares issued hereunder or the Ordinary Shares issued in respect thereof (including, in each case, upon sale or disposition thereof).  Prior to withholding any amount or requiring any indemnification from any Executive, the Company shall consult with the Executive and his tax advisors regarding the withholding and the indemnification requested.

(o)      Tax Advice.  Each Executive will consult with his or her own tax advisor regarding the tax treatment of the Ordinary Shares and the Convertible Shares (it being understood that the Company is not giving an opinion with respect to nor guaranteeing, and shall not be deemed to be giving an opinion with respect to nor guaranteeing, any tax results or consequences).  Without limiting the generality of the foregoing, nothing herein shall prohibit the Company from making any filings or reports it reasonably believes may be required to be made with local governmental authorities in respect of the Convertible Shares or the Ordinary Shares issued or issuable hereunder (including upon sale or disposition thereof).

10.      Listing.  In the event that the Board and the holders of a majority of the Ordinary Shares (voting as a single class) then outstanding approve a Listing, each Executive shall take all necessary or desirable actions in connection with the consummation of the Listing as requested by the Company.  In the event that such Listing is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the capital stock structure would adversely affect the marketability of the offering, each Executive shall consent to and vote for a recapitalization, reorganization and/or exchange of Ordinary Shares into securities that the managing underwriters, the Board and the holders of a majority of the Ordinary Shares then outstanding (voting as a single class) find acceptable, and each Executive shall take all necessary or desirable actions in connection with the consummation of the recapitalization, reorganization and/or exchange as requested by the Company: provided that the resulting securities reflect and are consistent with the rights and preferences set forth in the Company’s Articles of Association as in effect immediately prior to such Listing.

11.      Certificates.  In the event that any Executive requests or demands that the Company issue one or more certificates representing the shares of Executive Stock purchased hereunder, the Company may require that the certificate be registered in the name of a nominee or custodian designated by the Company (the “Nominee”), and that, as a condition to such issuance, the Nominee will enter into an agreement with the Company which shall include, among other things, a provision that the Nominee will not Transfer such Executive Stock except in strict accordance with the terms of this Agreement (in which case the Nominee shall give prior written notice of such Transfer to the Company) without the prior written consent of the Company.  In the event that the Nominee does not agree to enter into an agreement with the Company, each holder of Executive Stock irrevocably agrees that the Company shall be entitled to retain the certificates representing such Executive Stock in furtherance of such holder’s obligations hereunder.

*  *  *  *  *

IN WITNESS WHEREOF, this Management Equity Agreement has been executed as of the date first written above.

SMURFIT KAPPA PUBLIC LIMITED COMPANY

By:	/s/ Michael O’Riordan

Its:	Secretary

Acknowledged and agreed as of the date first above written (solely for purposes of consenting to the amendment and restatement of the Second Prior Agreement):

MDCP IV GLOBAL INVESTMENTS LP

By:	MDP IV Global GP, LP
Its:	General Partner

By:	MDP Global Investors Limited
Its:	General Partner

By:	/s/ [Illegible]
Its:

MDCP III GLOBAL INVESTMENTS LP

By:	MDP III Global GP, LP
Its:	General Partner

By:	MDP Global Investors Limited
Its:	General Partner

By:	/s/ [Illegible]
Its:

MDSE III GLOBAL INVESTMENTS LP

By:	MDP III Global GP, LP
Its:	General Partner

By:	MDP Global Investors Limited
Its:	General Partner

By:	/s/ [Illegible]
Its:

Acknowledged and agreed as of the date first above written:

/s/ Dr. MICHAEL W.J. SMURFIT
Dr. Michael W.J. Smurfit

/s/ GARY MCGANN
Gary McGann

/s/ ANTHONY P.J. SMURFIT
Anthony P.J. Smurfit

/s/ IAN J. CURLEY
Ian J. Curley

Acknowledged and agreed as of the date first above written (solely for purposes of consenting to the amendment and restatement of the Second Prior Agreement):

Smurfit Kappa Feeder G.P. Limited acting in its capacity as general partner of, and on behalf of, Smurfit Kappa Feeder L.P.

By:	/s/ CARL HANSEN

Its:	Carl Hansen — Director